                                                                     EXHIBIT 2.2







                            VOYAGER HOLDINGS, INC.

                             Purchase and Sale of

                                     up to

                        360,000 shares of Common Stock
                                      and
                   40,000 shares of Series A Preferred Stock



                       _________________________________

                           STOCK PURCHASE AGREEMENT

                       _________________________________



                        Dated as of September 23, 1998

                            VOYAGER HOLDINGS, INC.

                           Stock Purchase Agreement
                        Dated as of September 23, 1998

                                     INDEX
                                     -----

                                                                         Page
                                                                         ----
SECTION 1.   TERMS OF PURCHASE..........................................   1
     1.1     Description of Securities..................................   1
     1.2     Exchange; Sale and Purchase; Delivery......................   1
     1.3     Closing....................................................   2
     1.4     Subsequent Sale and Purchase...............................   2

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  3
     2.1     Organization and Corporate Power............................  3
     2.2     Authorization...............................................  4
     2.3     Capitalization..............................................  4
     2.4     Subsidiaries................................................  5
     2.5     Financial Statements........................................  5
     2.6     Absence of Undisclosed Liabilities..........................  5
     2.7     Absence of Certain Developments.............................  5
     2.8     Title to Properties.........................................  6
     2.9     Tax Matters.................................................  6
     2.10    Contracts and Commitments...................................  6
     2.11    Intellectual Property.......................................  6
     2.12    Effect of Transactions......................................  8
     2.13    Litigation..................................................  8
     2.14    Offerees....................................................  8
     2.15    Business; Compliance with Laws..............................  9
     2.16    Environmental Compliance....................................  9
     2.17    Information Supplied to Investors...........................  9
     2.18    Brokerage..................................................  10
     2.19    Employee Benefit Plans.....................................  10

SECTION 3.   CONDITIONS OF PURCHASE.....................................  10
     3.1     Satisfaction of Conditions.................................  10
     3.2     Authorization..............................................  10
     3.3     Stockholders' Agreement....................................  10
     3.4     Election of Investor Representative as Director............  10
     3.5     Stock Option Plan; Termination of Voyager Options..........  11

                                      (i)

     3.6     All Proceedings Satisfactory...............................  11

SECTION 4.   COVENANTS OF THE COMPANY...................................  11
     4.1     Financial Statements.......................................  11
     4.2     Budget and Operating Forecast..............................  12
     4.3     Conduct of Business........................................  12
     4.4     Payment of Taxes, Compliance with Laws, etc................  12
     4.5     Adverse Changes............................................  12
     4.6     Insurance..................................................  13
     4.7     Affiliated Transactions....................................  13
     4.8     Use of Proceeds............................................  13
     4.9     Inspection.................................................  13
     4.10    Board of Directors Meetings................................  13
     4.11    Right to Participate in Sales of Additional Securities.....  14
     4.12    Distributions or Redemption of Capital Stock...............  15
     4.13    Merger, Consolidation, Sale of Assets or Acquisition.......  15
     4.14    Restrictions on Other Agreements...........................  15
     4.15    Other Actions..............................................  15

SECTION 5.   REPRESENTATIONS AND WARRANTIES OF INVESTORS................  16

SECTION 6.   REGISTRATION RIGHTS........................................  18
     6.1     Optional Registrations.....................................  18
     6.2     Required Registrations.....................................  19
     6.3     Form S-3...................................................  20
     6.4     Registrable Securities.....................................  20
     6.5     Further Obligations of the Company.........................  21
     6.6     Indemnification; Contribution..............................  22
     6.7     Rule 144 Requirements......................................  24
     6.8     Transfer of Registration Rights............................  24

SECTION 7.   GENERAL....................................................  24
     7.1     Amendments, Waivers and Consents...........................  24
     7.2     Survival of Covenants; Assignability of Rights.............  25
     7.3     Governing Law..............................................  25
     7.4     Section Headings...........................................  25
     7.5     Counterparts...............................................  25
     7.6     Notices and Demands........................................  25
     7.7     Severability...............................................  25
     7.8     Expenses...................................................  26
     7.9     Integration................................................  26
     7.10    Dispute Resolution.........................................  26

                                     (ii)

Exhibits
--------

Exhibit A          -     Investors and Shares; Consideration
Exhibit 1.4(c)     -     Form of Representation Certificate
Exhibit B          -     Terms of Series A Preferred Stock
Exhibit C          -     Business Plan
Exhibit D          -     Form of Stockholders' Agreement
Exhibit E          -     Form of Stock Option and Incentive Plan
Exhibit F          -     Form of Option Termination Agreements

Schedules
---------

Schedule 2.2        -    Approvals; Consents
Schedule 2.3        -    Capitalization
Schedule 2.5        -    Financial Statements
Schedule 2.7        -    Certain Changes
Schedule 2.8        -    Liens
Schedule 2.10       -    Contracts and Commitments
Schedule 2.11       -    Intellectual Property
Schedule 2.19       -    Employee Benefit Plans
Schedule 3.5        -    Allocation of Restricted Stock and Options
Schedule 4.7        -    Affiliated Transactions
Schedule 4.8        -    Use of Proceeds

                                     (iii)

                           STOCK PURCHASE AGREEMENT


         AGREEMENT made as of this 23rd day of September, 1998, by and among VOYAGER HOLDINGS, INC., a corporation incorporated under the laws of the State of Delaware (the "Company"), the funds managed by MEDIA/COMMUNICATIONS PARTNERS listed in Exhibit A hereto (the "M/C Investors"), and the MANAGEMENT INVESTORS listed on Exhibit A hereto (the "Management Investors," and the M/C Investors and the Management Investors shall be referred to collectively as the "Investors," and each individually as an "Investor").

         WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, the Company, Voyager Information Networks, Inc. ("Voyager") and all of the shareholders of Voyager have completed the transactions contemplated in that certain Stock Exchange Agreement dated the date hereof (the "Exchange Agreement") pursuant to which the existing stockholders of Voyager exchanged their shares of capital stock in Voyager for shares of capital stock of the Company, in the amounts and types specified therein; and

         WHEREAS, the Company and the Investors desire to provide for the purchase by the Investors of an aggregate 360,000 shares (the "Common Shares") of Common Stock, $.0001 par value per share, of the Company ("Common Stock"), and an aggregate 40,000 shares (the "Series A Preferred Shares," and together with the Common Shares, the "Shares") of Series A Preferred Stock, $.01 par value per share, of the Company ("Series A Preferred Stock"), on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual promise set forth herein, the parties hereto agree as follows:

SECTION 1.   TERMS OF PURCHASE
             -----------------

         1.1 Description of Securities. The Company has authorized the issuance
             -------------------------
and sale to the Investors of an aggregate 360,000 shares of its authorized but unissued Common Stock for a purchase price of $.0005 per share and 40,000 shares of its authorized but unissued Series A Preferred Stock for a purchase price of $100 per share.

         1.2 Exchange; Sale and Purchase; Delivery. Subject to the terms and
             -------------------------------------
conditions herein set forth, at the Closing and the Second Closing (each as defined below):

             (a) Each M/C Investor shall deliver to the Company a Demand Promissory Note in the principal amount set forth opposite the name of such M/C Investor in Column 2 of Exhibit A hereto for cancellation (the "Notes") as well
                        ---------
as the cash amount set forth opposite the name of such M/C Investor in Column 3 of Exhibit A hereto, in exchange for the number of shares of Common Stock and
   ---------
Series A Preferred Stock set forth opposite the name of such Investor in Columns 4 and 5 of Exhibit A hereto, respectively (the "M/C Investor Shares").
           ---------

          (b) The Company shall issue and sell to each of the Management Investors the number of Series A Preferred Shares set forth opposite the name of such Management Investor in Column 4 of Exhibit A hereto, respectively
                                        ---------
(collectively, the "Management Shares"), and each Management Investor shall deliver to the Company the cash purchase price for such Series A Preferred Shares set forth opposite the name of such Management Investor in Column 3 of Exhibit A hereto.
---------

     1.3  Closing. The closing (the "Closing") of the sale and purchase of the
          -------
M/C Investor Shares shall take place at the offices of Goodwin, Procter & Hoar LLP, located at Exchange Place, Boston, Massachusetts, at 10:00 A.M., at such date, time and place as shall be mutually agreed upon by the Company and the Investors (the "Closing Date"). At the Closing, the Company will deliver the Shares being acquired by each M/C Investor in the form of certificates issued in such M/C Investor's name or in the name of its nominee (of which such M/C Investor shall notify the Company not less than two (2) business days prior to the Closing), against payment of the full purchase price therefor by or on behalf of each M/C Investor to the Company by wire transfer to an account designated by the Company no later than two (2) business days prior to the Closing and delivery to the Company of the Notes.

     1.4  Subsequent Sale and Purchase.
          ----------------------------

          (a) The closing (the "Second Closing") of the sale and purchase of the Management Shares shall take place on March 31, 1999, or such earlier date as agreed to by the Management Investors and the Company (the "Second Closing Date"), at the offices of Goodwin, Procter & Hoar LLP. At the Second Closing, the Company shall deliver the Management Shares to be purchased thereat to the Management Investors in the form of a certificate or certificates issued in such Management Investor's name, against payment in full of the purchase price for such Management Shares by wire transfer to an account designated by the Company no later than two (2) business days prior to such Second Closing.

          (b) Notwithstanding the foregoing, each of the Management Investors shall have the right (the "Put Right") to put to M/C Investors such Management Investor's obligation hereunder to purchase all, but not less than all, of his respective Management Shares (the "Put Shares") and deliver to the Company the purchase price therefor. The exercise price for each Management Investor's Put Right shall be the number of shares of Common Stock set forth opposite such Management Investor's name on Column 6 of Exhibit A hereto (the "Exercise
                                          ---------
Price"). Each Management Investor may exercise its Put Right by delivering to each of the M/C Investors and the Company a written notice to the effect that such Management Investor's obligation to purchase such Shares shall be delegated to the M/C Investors no later than fifteen (15) business days prior to the Second Closing Date (which date, in the event of the exercise of a Put Right, shall not be earlier than March 31, 1999); provided, however, that if, by March
                                           --------  -------
31, 1999, a Management Investor has not purchased his Shares and has not exercised his Put Right with respect to such Shares, then such Management Investor shall be deemed, for all purposes hereof, to have exercised his Put Right, and the M/C Investors shall purchase such Shares from the Company in exchange for the Exercise Price as if the Management Investor had exercised the Put Right. In the event a Management Investor exercises his Put Right (or the M/C Investors otherwise become obligated to purchase a Management Investor's Shares), then, at the Second Closing, (i) the Company shall deliver the Put Shares to be purchased thereat to the M/C Investors in the form of a certificate or certificates issued in each such M/C Investor's name or in the name of its respective nominee (of which the M/C Investor shall notify the Company not less than two (2) business days prior to the Second Closing), and (ii) the M/C Investors shall pay in full the purchase price for such Put Shares by wire transfer to an account designated by the Company no later than two (2) business days prior to such Second Closing, whereupon such Management Investor shall be relieved of its obligation to purchase such Management Investor's Shares. Simultaneously with the execution of this Agreement, each Management Investor is delivering to the M/C Investors a stock assignment executed in blank in order to effect the valid transfer of the certificate representing the Exercise Price for such Management Investor's exercise of a Put Right, or the failure of such Management Investor to purchase his Shares by March 31, 1999. Subject to the applicable provisions of any pledge arrangements with the Company's senior lenders, upon payment in full by the M/C Investors for such Management Investor's Shares at the Second Closing, the M/C Investors shall be the record owners of the shares representing the Exercise Price, and the Company agrees to take all actions necessary to record the transfer of the shares of Common Stock representing the Exercise Price therefor to the M/C Investors in the stock record books of the Company.

          (c) In connection with, and as a condition precedent to, the Second Closing, the Company shall deliver to each of the Investors purchasing Shares thereat a certificate in substantially the form attached hereto as Exhibit
                                                                   -------
1.4(c) (the "Representation Certificate") to the effect that the
------
representations, warranties, covenants and agreements made herein are true and correct as though made on the Second Closing Date (except for such representations and warranties that by their terms relate to a specific time or a specific date other than the Closing Date, which representations and warranties shall be true and correct at and as of such time or date).

          (d) The Company shall at all times hereafter reserve for issuance at the Second Closing 6,667 duly authorized shares of Series A Preferred Stock.

     1.5  Cancellation of Notes. The Company shall, upon receipt of the Notes as
          ---------------------
is contemplated in Section 1.2(a), cancel all of such Notes.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
             ---------------------------------------------

         In order to induce the Investors to enter into this Agreement, the Company (which, unless otherwise indicated or as the context requires, shall mean and include Voyager and any other subsidiaries of the Company) hereby makes the following representations and warranties:

         2.1   Organization and Corporate Power.
               --------------------------------

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and the failure to so qualify would have a material adverse effect on the properties, assets, prospects, financial condition or business of the Company. The Company has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement and generally to carry out the transactions contemplated hereby. The copies of the Certificate of Incorporation and by-laws of the Company, as amended to date, which have been furnished to counsel for the Investors by the Company, are correct and complete at the date hereof. The Company is not in violation of any term of its Certificate of Incorporation or by-laws, or in material violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company.

               (b) Voyager is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and the failure to so qualify would have a material adverse effect on the properties, assets, prospects, financial condition or business of Voyager. Voyager has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement and generally to carry out the transactions contemplated hereby. The copies of the Restated Articles of Incorporation and by-laws of Voyager, as amended to date, which have been furnished to counsel for the Investors by Voyager, are correct and complete at the date hereof. Voyager is not in violation of any term of its Restated Articles of Incorporation or by-laws, or in material violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Voyager.

         2.2   Authorization. This Agreement and all documents and instruments
               -------------
executed pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity. The execution, delivery and performance of this Agreement and the issuance of the Shares have been duly authorized by all necessary corporate or other action of the Company. Except as set forth in
Schedule 2.2 attached hereto, no consent, approval or authorization of, or
------------
designation, declaration or filing with, any governmental authority or other person is required of the Company in connection with the execution and delivery of this Agreement, or the issuance and delivery of the Shares in accordance with the terms of this Agreement or the consummation of any other transaction contemplated hereby.

          2.3  Capitalization. As of the Closing, the authorized and issued
               --------------
capital stock of the Company and each subsidiary of the Company is as set forth in Schedule 2.3 attached hereto. All of the presently outstanding shares of
   ------------
capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued in compliance with applicable federal and state securities laws. The Shares have been duly and validly authorized and, when delivered and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and non-assessable. The relative rights, preferences, restrictions and other provisions relating to the Series A Preferred Stock are as set forth in Exhibit B attached hereto. Except
                                             ---------
as provided in this Agreement or in Schedule 2.3 hereto or in the charter or
                                    ------------
by-laws of the Company and each subsidiary of the Company, in each case as amended to date, neither the Company nor any Subsidiary has issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. Except as disclosed in
Schedule 2.3 hereto or in the charter or by-laws of the Company and each
------------
subsidiary of the Company, in each case as amended to date, there are no preemptive rights with respect to the issuance or sale of the Company's or any of the Company's subsidiaries capital stock. Except as disclosed in Schedule 2.3
                                                                    ------------
hereto, there are no restrictions on the transfer of the Company's capital stock other than those arising from federal and state securities laws or under this Agreement, the Stockholders' Agreement, the Stock Purchase and Stock Restriction Agreements (as defined below) or as set forth in the charter or by-laws of the Company, as amended. The outstanding shares of Common Stock are held of record and beneficially by the persons identified in Schedule 2.3 in the amounts
                                              ------------
indicated therein.

          2.4  Subsidiaries. Other than Voyager and Horizon Telecommunications,
               ------------
Inc., a wholly-owned subsidiary of Voyager, the Company has no subsidiaries or any interests in any other entity.

          2.5  Financial Statements. Included in Schedule 2.5 attached hereto is
               --------------------              ------------
the unaudited balance sheet of the Company as of June 30, 1998 and the related statement of earnings and retained earnings for the six (6) months then ended, all of which statements (including the footnotes thereto) were prepared in accordance with generally accepted accounting principles consistently applied during the periods covered thereby, are in accordance in all material respects with the books and records of the Company, and fairly present the financial position of the Company on the date of such statements and the results of the operations of the Company for the period covered (subject to changes resulting from audit and year-end adjustments, none of which are believed by the Company to be material).

          2.6  Absence of Undisclosed Liabilities. Except as and to the extent
               ----------------------------------
reflected or reserved against in the balance sheet included in Schedule 2.5
                                                               ------------
attached hereto (the "Base

Balance Sheet"), to the best knowledge of the Company, the Company does not have any material accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof and arising other than in the ordinary course of business (whether such liability is accrued, to become due, contingent, or otherwise).

          2.7  Absence of Certain Developments. Since the date of the Base
               -------------------------------
Balance Sheet, except as set forth in Schedule 2.7 attached hereto, there has
                                      ------------
been (i) no material adverse change in the condition, financial or otherwise, of the Company or in the assets, liabilities, properties or business of the Company, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (iii) no waiver of any valuable right of the Company or the cancellation of any debt or claim held by the Company, (iv) no loan by the Company to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor, (v) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company which increase is in excess of an annual rate of $5,000, (vi) no material loss, destruction or damage to any property of the Company, whether or not insured, (vii) no labor trouble involving the Company and no material change in the personnel of the Company or the terms and conditions of their employment, and (viii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company otherwise than for fair value in the ordinary course of business.

          2.8  Title to Properties. Except as disclosed in Schedule 2.8 attached
               -------------------                         ------------
hereto, the Company has good and marketable title to all of its properties and assets, free and clear of all liens, restrictions or encumbrances. All machinery and equipment included in such properties which is necessary to the business of the Company is in good condition and repair (subject to normal wear and tear incurred in the ordinary course of business), and all leases of real or personal property to which the Company is a party are fully effective in all material respects and afford the Company peaceful and undisturbed possession of the subject matter of the lease. To the best knowledge of the Company, the Company is not in violation of any material zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has it received any notice of violation with which it has not complied.

          2.9  Tax Matters. All federal, state, county and local taxes, and all
               -----------
applicable taxes owed to foreign jurisdictions, due and payable by the Company have been paid.

          2.10 Contracts and Commitments. The Company is not a party to any
               -------------------------
contract, obligation or commitment which involves a potential commitment in excess of $100,000 or which is otherwise material and not entered into in the ordinary course of business, and does not have any employment contracts or other agreements with employees or consultants; stock redemption or purchase agreements; financing agreements; licenses; distributor, sales representative, supply, manufacturing, design or OEM agreements; agreements with officers, directors, employees or shareholders of the Company or persons or organizations related to or affiliated with any such persons; leases (except leases of tangible personal property with a term of less than one year and aggregate monthly rental payments of less than $5,000); agreements relating to the licensing, distribution, development, purchase or sale of software; or pension, profit-sharing, retirement or stock option plans, except in each case as are described in
Schedule 2.10 attached hereto, true and complete copies of which have been
-------------
delivered to counsel for the Investors. To the best knowledge of the Company, the Company is not in default under any contract, obligation or commitment, and there is no state of facts which upon notice or lapse of time or both would constitute such a default, the consequences of which default if asserted by the other contracting party would be materially adverse with respect to the Company. To the best knowledge of the Company, the Company is not a party to any contract or arrangement which under circumstances now foreseeable is likely to have a material adverse effect on the assets, business, properties or prospects of the Company.

          2.11 Intellectual Property.
               ---------------------

               (a) The Company has exclusive ownership of, or license to use, all copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the best knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, free and clear of all claims or rights of other persons, all customer lists, processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

               (b) All patents, patent applications, trade names, trademarks, trademark applications and registrations, copyrights, applications and registrations and other proprietary rights owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated and all other Intellectual Property material to the Company's business are listed in Schedule 2.11 attached hereto. All of such patents,
                       -------------
patent applications, trademark registrations, trademark applications and registered copyrights registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Schedule 2.11
                                                              -------------
attached hereto have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction. Use of said trade names, trademarks, copyrights or other proprietary rights in the ordinary course of the Company's business as presently conducted or contemplated does not require the consent of any other person. The Company has exclusive ownership or licenses to use of all trade name, trademark, copyright, or other proprietary rights used or to be used by the Company in its business as presently conducted or contemplated free and clear of any attachments, liens, encumbrances or adverse claims and its present or contemplated activities or products do not infringe any such trade name, trademark or other proprietary rights of others. None of the trade names, trademarks, copyrights or other proprietary rights listed in Schedule 2.11 attached hereto is subject to any
                             -------------
outstanding order, decree, judgment or stipulation or, to the best knowledge of the Company, is being infringed by others. No proceeding charging the Company with infringement of any adversely held patent, trade name, trademark or copyright has been filed or, to the best knowledge of the Company, is threatened to be filed, and the Company has not received notice of any such proceeding.

          (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in Schedule 2.11 attached
                                                      -------------
hereto. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto and, except as set forth in
Schedule 2.11 attached hereto, all of the Company's rights thereunder are freely
-------------
assignable. The licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements and any amendments thereto, have been provided to Investors.

          (d) All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in Schedule 2.11 attached hereto. All of said licenses or
                      -------------
other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth in Schedule 2.11 attached hereto,
                                               -------------
all of the Company's rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements and any amendments thereto have been provided to Investors.

          (e) The Company has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all material patent, copyright, trade secret and other proprietary rights with respect to its products and technology. The Company has not made any such information available to any person other than employees of the Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.

          (f) The present business, activities and products of the Company do not infringe any Intellectual Property of any other person. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Company. Except as set forth in Schedule 2.11 attached hereto,
                                                -------------
neither the Company nor, to the best knowledge of the Company, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's engagement in business activities of any nature. The activities of the Company's employees on behalf of the Company, to the best knowledge of the Company, do not violate any such agreements or arrangements which any such employees have with other persons.

          2.12 Effect of Transactions. The execution, delivery and performance
               ----------------------
by the Company of this Agreement and the agreements and transactions contemplated hereby will not conflict with or result in any default under any material contract, obligation or commitment of the Company, or any charter provision, by-law or corporate restriction of the Company, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company except pursuant to this Agreement. The Company's execution and delivery of this Agreement and its performance of the transactions contemplated hereby will not violate any instrument, agreement, judgment, decree, or statute, and, to the best knowledge of the Company, any rule or regulation of any federal, state or local government or agency applicable to the Company.

          2.13 Litigation. There is no litigation or governmental proceeding or
               ----------
investigation pending or, to the best knowledge of the Company, threatened against the Company affecting any of its properties or assets, or against any officer or key employee of the Company, or which may call into question the validity, or materially hinder the enforceability or performance, of this Agreement; nor, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of a recovery which would be materially adverse to the Company.

          2.14 Offerees. Neither the Company nor anyone acting on its behalf has
               --------
in the past or will hereafter sell, offer for sale or solicit offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), unless such offer, issuance or sale was or shall be within the exemptions of Section 4 thereof. The Company has complied and will comply with all applicable state "blue-sky" or securities laws in connection with the issuance and sale of its Common Stock, Series A Preferred Stock and other securities heretofore and upon the closing of this Agreement.

          2.15 Business; Compliance with Laws. The Company has all necessary
               ------------------------------
franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as is presently conducted. The Company is not in violation of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as it is presently conducted.

          2.16 Environmental Compliance. To the best knowledge of the Company,
               ------------------------
the Company (i) has not violated, and is presently in substantial compliance with all federal, state, and local environmental and health and safety laws, rules, regulations, ordinances, and bylaws ("Environmental Laws") applicable to its business and properties; (ii) has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, hazardous substance, hazardous material, oil, or petroleum product ("Hazardous Materials") as defined under any Environmental Law or any solid waste, except in substantial compliance with all applicable Environmental Laws, and has no knowledge of the material release or threat of material release of any Hazardous Materials from its products, properties or facilities; (iii) has not (a) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities,
(b) received notice under the citizen suit provision of any Environmental Law in connection with its business or any of its properties or facilities, (c) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities; or (d) been subject to or threatened with any governmental or citizen enforcement action with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, and has no reason to believe that any of (a)-(d) above will be forthcoming. No lien has been imposed on any of the properties or facilities of the Company by any governmental agency at the federal, state, or local level in connection with the presence of any Hazardous Materials.

          2.17 Information Supplied to Investors. This Agreement and the
               ---------------------------------
Business Plan provided to Investors attached hereto as Exhibit C, and the
                                                       ---------
Exhibits and Schedules hereto taken as a whole, do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. Such Business Plan was prepared by the Company in good faith and fairly presents the business and prospects of the Company in all material respects as of its date. The forecasts and projections of future financial results contained in such Business Plan were prepared by the Company in good faith and are based upon information available to the Company as of the date thereof and upon assumptions believed by the Company to be reasonable, but such forecasts and projections may not be achieved in the event of changes in the facts and circumstances upon which such forecasts, projections and assumptions are based which could not reasonably have been foreseen at the date on which such forecasts, projections and assumptions were made.

          2.18 Brokerage. There are no claims for brokerage commissions,
               ---------
finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

          2.19 Employee Benefit Plans. Except as set forth in Schedule 2.19
               ----------------------                         -------------
attached hereto, the Company does not maintain or contribute to any employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

SECTION 3.  CONDITIONS OF PURCHASE
            ----------------------

          The Investors' obligation to purchase and pay for the Shares shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to the Investors' satisfaction on or before and at the Closing Date of the following conditions:

          3.1  Satisfaction of Conditions. The representations and warranties of
               --------------------------
the Company contained in this Agreement shall be true and correct with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions specified in this Section 3 to be performed by the Company shall have been satisfied or waived in writing; and on the Closing Date certificates to such effect executed by an authorized officer of the Company shall be delivered to the Investors.

          3.2  Authorization. The Board of Directors and stockholders of the
               -------------
Company shall have duly adopted resolutions in form reasonably satisfactory to the Investors authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof, and the Investors shall have received a duly executed certificate of an authorized officer of the Company setting forth a copy of such resolutions and the Certificate of Incorporation and by-laws of the Company, in each case as amended to date, and such other matters as may be requested by the Investors.

          3.3  Stockholders' Agreement. The Company, the Investors and each of
               -----------------------
the other stockholders of the Company shall have executed and delivered a Stockholders' Agreement in the form of Exhibit D attached hereto (the
                                       ---------
"Stockholders' Agreement").

          3.4  Election of Investor Representative as Director. The number of
               -----------------------------------------------
individuals constituting the Company's Board of Directors shall be established at three (3), and the representatives nominated by the M/C Investors (the "M/C Investor Representative") shall have been duly elected as members of the Company's Board of Directors as contemplated by the Stockholders' Agreement.

          3.5  Stock Option Plan; Termination of Voyager Options. The Company's
               -------------------------------------------------
Board of Directors shall have adopted the Company's 1998 Stock Option and Incentive Plan, and the stockholders of the Company shall have approved such plan, in substantially the form of Exhibit E attached hereto (the "Stock Option
                                   ---------
and Incentive Plan"). Each holder of an option to purchase Voyager stock shall have executed an Option Termination Agreement in the form attached hereto as Exhibit F. In addition, the Company shall have reserved for future issuance an
---------
aggregate 3,883,620 shares of Common Stock as indicated on Schedule 3.5 attached
                                                           ------------
hereto, and shall have allocated for issuance up to 2,920,000 shares of restricted stock and options under the Stock Option and Incentive Plan as set forth on Schedule 3.5 attached hereto.
         ------------

          3.6  All Proceedings Satisfactory. All corporate and other proceedings
               ----------------------------
taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith. The issuance and sale of the Shares to the Investors shall be made in conformity with all applicable state and federal securities laws.

SECTION 4.  COVENANTS OF THE COMPANY
            ------------------------

         The Company (which term shall be deemed to include, for purposes of this Section 4, any subsidiary or subsidiaries of the Company presently existing or formed after the date of this Agreement) shall comply with the following covenants until the earlier of (i) such time as the Company shall have completed a public offering of its capital stock in which gross proceeds received by the Company exceed $20,000,000 at a sale price to the public of at least $2.50 per share (appropriately adjusted for stock splits, stock dividends and similar events) ("Qualified Public Offering"), or (ii) such time as there remains outstanding less than 10% of the M/C Investor Shares (appropriately adjusted for stock splits, stock dividends and similar events), except as shall otherwise be expressly agreed pursuant to a written consent or consents executed by M/C Investors holding in the aggregate a majority of the then outstanding M/C Investor Shares.

         4.1 Financial Statements. The Company will maintain a comparative
             --------------------
system of accounts in accordance with generally accepted accounting principles, keep full and complete financial records and will furnish to each M/C Investor until such time as such M/C Investor holds fewer than ten percent (10%) of all issued and outstanding Series A Preferred Shares, the following reports:

             (a) within ninety (90) days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with a consolidated statement of income, earnings and retained earnings of the Company for such year, audited and certified by independent public accountants of recognized national standing reasonably satisfactory to the M/C Investors, prepared in accordance with generally accepted accounting principles and practices consistently applied;

             (b) within fifteen (15) days after the end of each month commencing with August 31, 1998, an unaudited balance sheet of the Company as at the end of such month and an unaudited statement of income, earnings and retained earnings for the Company for such month and for the year to date; and

             (c) such other financial information as the M/C Investors may reasonably request, including, without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section 4.

         4.2 Budget and Operating Forecast. The Company will prepare and submit
             -----------------------------
to the Board of Directors of the Company a budget for the Company for each fiscal year of the Company at least thirty (30) days prior to the beginning of such fiscal year, together with management's written discussion and analysis of such budget. The budget shall be accepted as the budget for such fiscal year when it has been approved by the full Board of Directors of the Company and, thereupon, a copy of such budget promptly shall be sent to the M/C Investors. The Company shall review the budget periodically and shall advise the Board of Directors and the M/C Investors of all changes therein and all material deviations therefrom.

         4.3 Conduct of Business. The Company will continue to engage
             -------------------
principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith, including such research and development activities as the Board of Directors may from time to time approve. The Company will keep in full force and effect its corporate existence and all Intellectual Property useful in its business.

         4.4 Payment of Taxes, Compliance with Laws, etc. The Company will pay
             -------------------------------------------
and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will comply with all applicable laws and regulations in the conduct of its business, including, without limitation, all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

         4.5 Adverse Changes. The Company will promptly advise the M/C Investors
             ---------------
of any event which represents a material adverse change in the condition or business, financial or otherwise, of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, would result in such a material adverse change, in each case at such time as the Company knew or should have known of such event or suit or proceeding. The Company will also promptly notify the M/C Investors of any facts which, if such facts had existed at the Closing, would have constituted a material breach of any of the representations and warranties contained herein.

         4.6 Insurance. The Company will keep its insurable properties insured,
             ---------
upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage sufficient in the reasonable business judgment of the Company to protect the Company. The Company will also maintain, upon reasonable business terms, with such insurers insurance against other hazards and risks and liability to persons and property sufficient in the reasonable business judgment of the Company to protect the Company.

         4.7 Affiliated Transactions. Except as set forth on Schedule 4.7
             -----------------------
attached hereto, all transactions by and between the Company and any officer, key employee or stockholder of the Company or persons controlled by or affiliated with such officer, key employee or stockholder, shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved unanimously in advance by the full Board of Directors after full disclosure of the terms thereof, for which purpose the interested party, if a Director, and any affiliate of the interested party who is a Director, shall not be entitled to vote.

         4.8  Use of Proceeds. The Company will use the proceeds from the sale
              ---------------
of the Shares substantially as set forth in Schedule 4.8 attached hereto.

         4.9  Inspection. The Company will, upon reasonable prior notice to the
              ----------
Company, permit authorized representatives of the M/c Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

         4.10 Board of Directors Meetings. The Company will ensure that meetings
              ---------------------------
of its Board of Directors are held regularly and will reimburse directors for their reasonable travel expenses, including the cost of airfare and any necessary meals and lodging, incurred in connection with attending meetings of the Board of Directors or performing such other business on behalf of the Company as may be approved by the Company in advance. The Certificate of Incorporation or By-laws of the Company will at all times during which any M/C Investor Representative serves as director of the Company provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law.

         4.11 Right to Participate in Sales of Additional Securities.
              ------------------------------------------------------

              (a) Except as set forth in Section 4.11(b) below, the Company covenants and agrees that it will not sell or issue any shares of capital stock of the Company, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock or convertible or exchangeable securities of the Company, other than in connection with a Qualified Public Offering, unless (i) the Company shall have received a bona fide arm's-length offer to purchase such stock, bonds, certificates of indebtedness, debentures, securities, options, warrants or rights from a third party, and (ii) the Company first submits a written offer to the M/C Investors identifying the third party to whom such stock, bonds, certificates of indebtedness, debentures, securities, options, warrants or rights are proposed to be sold and the terms of the proposed sale, and offering to the M/C Investors the opportunity to purchase their proportionate share of such securities on terms and conditions, including price, no less favorable to the M/C Investors than those on which the Company proposes to sell such securities to the third party. Each M/C Investor shall have the right to purchase its proportionate share of such securities based on the ratio which the shares of the Common Stock of the Company owned at the time by such M/C Investor bears to all the issued and outstanding shares of the Common Stock of the Company, calculated in each case on a fully-diluted basis to include shares of the Common Stock issuable upon the exercise of any stock options or warrants then outstanding and upon conversion or exchange of any convertible or exchangeable securities then outstanding. Any M/C Investor may transfer its right to be offered any such opportunity to purchase such capital stock to any transferee of its Shares (A) who is an M/C Investor, (B) who is an affiliate, as that term is defined in the Investment

Company Act of 1940, as amended, of a M/C Investor (including a partner of a M/C Investor), (C) who acquires from an M/C Investor at least ten percent (10%) of the M/C Shares or such lesser amount as represents all of the Shares then held by the transferring M/C Investor; provided, however, that the transferee of such
                                  --------  -------
lesser amount of shares must be a single entity, or (D) who is a stockholder, partner or other investor in a M/C Investor which is an investment fund and who receives Shares from such M/C Investor. The Company's offer to the M/C Investors shall remain open and irrevocable for a period of at least thirty (30) days. Any securities so offered to the M/C Investors which are not purchased pursuant to such offer may be sold by the Company to the third party originally named in the offer to the M/C Investors on terms and conditions, including price, not more favorable to the third party than those set forth in such offer at any time within ninety (90) days following the date of such offer, but may not be sold to any other person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 90-day period without renewed compliance with this Section 4.11(a).

          (b) Notwithstanding the foregoing Section 4.11(a), the Company may (i) issue up to 3,883,620 shares of Common Stock (or options to purchase shares of Common Stock) to employees and consultants of the Company as determined by the Board of Directors of the Company pursuant to the terms of the Stock Option and Incentive Plan, and (ii) declare, make or issue a dividend or other distribution payable in shares of Common Stock in respect of outstanding shares of Common Stock or Series A Preferred Stock in accordance with the Company's Certificate of Incorporation, as amended, without offering to the M/C Investors the opportunity to purchase their proportionate share of such shares or options under this Section 4.11.

     4.12 Distributions or Redemption of Capital Stock. Except as otherwise
          --------------------------------------------
expressly provided in this Agreement or in Exhibit B hereto, the Company will not declare or pay any dividends (other than a dividend payable in shares of its Common Stock) or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock or any other class of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock. Any redemption, repurchase or other acquisition by the Company of any shares of its capital stock shall be made in compliance with all laws, including but not limited to federal and state securities laws.

     4.13 Merger, Consolidation, Sale of Assets or Acquisition. The Company
          ----------------------------------------------------
will not (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transaction) all or substantially all of its assets, (b) merge with or into or consolidate with another corporation, (c) acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise, or (d) issue any shares of the Common Stock, or other securities convertible into or exchangeable for shares of the Common Stock, to any person or persons acting in concert or a group of affiliated persons, which issuance results in such person or persons or group holding in the aggregate more than fifty percent (50%) of the issued and outstanding shares of the Common Stock after giving effect to such issuance or transfer, except for a merger or consolidation in which the Company is the continuing or surviving corporation in such merger or consolidation and the holders of the issued and outstanding capital stock of the Company before such merger or consolidation hold in the aggregate at least a majority of the capital stock of the continuing or surviving corporation entitled to vote generally (and provided further that no agreement or other document exists which reduces, or could in the future reduce in any way, the voting rights attaching to such capital stock to less than a majority of the total voting power of the continuing or surviving corporation).

     4.14 Restrictions on Other Agreements. The Company will not enter into
          --------------------------------
any agreement with any party which by its terms restricts the payments due the holders of its Series A Preferred Shares pursuant to Exhibit B hereto or grants
                                                     ---------
any right relating to the registration of its Common Stock superior to or on a parity with the rights granted to the M/C Investors pursuant to Section 6 hereof. For purposes of this paragraph 4.14, loan agreements approved by the Board of Directors of the Company which provide that no dividends may be paid while there is a continuing default shall be deemed not to restrict such payments.

     4.15 Other Actions.  The Company shall not:
          -------------

          (a) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of Series A Preferred Stock other than pursuant to the Certificate of Incorporation;

          (b) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock of any class or any other capital stock of the Company other than the Series A Preferred Stock or any of the Company's options, warrants, or convertible or exchangeable securities, except that these provisions will not prohibit the Company from:

               (i) repurchasing or redeeming any shares of capital stock owned by a deceased stockholder pursuant to an agreement with such stockholder requiring such repurchase or redemption; or

               (ii) otherwise repurchasing shares of capital stock which are subject to an agreement or a provision in the Certificate of Incorporation under which the Company has the right to repurchase the same; provided that the Company may not make any such repurchases which will result in payments of cash or other assets (other than a note) aggregating more than $50,000 in any calendar year without the approval of the Board of Directors;

          (c) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred Stock as to liquidation preferences or dividend rights;

           (d) Increase or decrease the total number of authorized shares of Series A Preferred Stock;

           (e) Authorize any merger or consolidation of the Company with or into any other company or entity, or authorize the sale of substantially all of the assets of the Company;

           (f) Authorize the liquidation, dissolution or winding up of the Company;

           (g) Declare or pay any dividend or make any distribution with respect to any share of capital stock of the Company; or

           (h) Amend the Certificate of Incorporation or Bylaws of the Company in any manner that adversely affects the preferences, powers, rights or privileges of the holders of Series A Preferred Stock.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF INVESTORS
           -------------------------------------------

     In order to induce the Company to enter into this Agreement, each Investor hereby severally represents and warrants to the Company with respect to such Investor's purchase of Securities hereunder that:

           (a) The execution of this Agreement has been duly authorized by all necessary action on the part of the Investor, has been duly executed and delivered, and constitutes a valid, legal, binding and enforceable agreement of the Investor.

           (b) The Investor is acquiring the Securities for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act.

           (c) The Investor understands that because the Securities have not been registered under the Securities Act, it cannot dispose of any or all of the Securities unless such Securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor acknowledges and understands that, except as provided in Section 6 hereof, it has no independent right to require the Company to register the Securities. The Investor is aware that the Company may not accomplish a public offering of its stock. The Investor further understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by opinion of counsel, in form and substance satisfactory to the Company, to the effect that the proposed transfer does not result in violation of the Securities Act, unless such transfer is covered by an effective registration statement under the Securities Act. The Investor understands that each certificate representing the Securities will bear the following legend or one substantially similar thereto:

           "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered, sold, transferred, hypothecated or otherwise assigned except pursuant to (1) a registration statement with respect to such securities which is effective under the Act or (2) an available exemption from such registration under the Act."

           (d) The Investor is knowledgeable and experienced in the making of venture capital investments, is able to bear the economic risk of loss of its investment in the Company, has been granted the opportunity to make a thorough investigation of the affairs of the Company, and has availed itself of such opportunity either directly or through its authorized representative.

           (e) The Investor has been advised that the Securities have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company in issuing the Common Shares and the Series A Preferred Shares is relying upon, among other things, the representations and warranties of each Investor contained in this Section 5 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

           (f) There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Investor.

SECTION 6. REGISTRATION RIGHTS
           -------------------

     6.1   Optional Registrations. If at any time or times after the date
           ----------------------
hereof, the Company shall determine to register any shares of its Common Stock or securities convertible into or exchangeable or exercisable for shares of the Common Stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") (whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering of securities by stockholders (a "secondary offering"), or both, but not in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "Commission") under the Securities Act is applicable), the Company will promptly give written notice thereof to the holders of Registrable Securities (as hereinafter defined in paragraph 6.4 below) then outstanding (the "Holders"). In connection with any such registration, if within fifteen (15) days after their receipt of such notice the Holders of the Registrable Securities request the inclusion of some or all of the Registrable Securities owned by them in such registration, the Company will notify all of the Holders of its receipt of such request, and will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which such Holders may request in a writing delivered to the Company within fifteen (15) days after the notice given by the Company with respect to its receipt of such request; provided, however, that in the case of
                                        --------  -------
the registration of shares of the Common Stock by the Company in connection with an underwritten public offering, it shall not be required to register Registrable Securities of the Holders in excess of the amount, if any, of shares of the Common Stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree in writing to include in such offering in excess of any amount to be registered for the Company; and provided, further, that if any Registrable Securities are not included for this reason, the Company will nevertheless permit the Holders of Registrable Securities who have requested participation to register (on a pro rata basis in proportion to their respective holdings of Registrable Securities) such number of Registrable Securities which is equal to the total number of such excess amount of shares of the Common Stock to be included in such offering in excess of any amount to be registered for the Company. In no event shall other stockholders of the Company be permitted to register their shares of Common Stock in any offering in which the number of Registrable Securities included in the offering has been reduced in accordance with this paragraph 6.1. If the Company includes in such a registration any securities to be offered by it, all expenses of the registration and offering and the reasonable fees and expenses of not more than one independent counsel for the Holders shall be borne by the Company, except that the Holders shall bear underwriting and selling commissions attributable to their Registrable Securities being registered and transfer taxes on shares being sold by such Holders. If the registration under this paragraph
6.1 is exclusively a secondary offering, as defined in this paragraph, the Holders shall bear their proportionate share of the expenses of the registration and offering (provided all stockholders registering shares thereunder bear their proportionate share of the expenses), except expenses which the Company would have incurred whether or not registration was attempted, including, without limitation, the expense of preparing normal audited or unaudited financial statements or summaries consistent with this Agreement or applicable Commission filings. Without in any way limiting the types of registrations to which this paragraph 6.1 shall apply, in the event that the Company shall effect a "shelf registration" under Rule 415 promulgated under the Securities Act, or any other similar rule or regulation ("Rule 415"), the Company shall take all necessary action, including, without limitation, the filing of post-effective amendments, to permit the Holders to include their shares in such registration in accordance with the terms of this paragraph 6.1.

     6.2  Required Registrations. If on any one (1) occasion after September 23,
          ----------------------
1998, one or more of the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding shall notify the Company in writing that he or they intend to offer or cause to be offered for public sale all or any portion of his or their Registrable Securities, the Company will notify all of the Holders of Registrable Securities who would be entitled to notice of a proposed registration under paragraph 6.1 above of its receipt of such notification from such Holder or Holders. Upon the written request of any such Holder delivered to the Company within fifteen (15) days after receipt from the Company of such notification, the Company will either (i) elect to make a primary offering in which case the rights of such Holders shall be as set forth in paragraph 6.1 above (except that the Company shall not be permitted to limit the number of shares which may be registered by any Holder), or (ii) use its best efforts to cause such of the Registrable Securities as may be requested by any Holders (including the Holder or Holders giving the initial notice of intent to register hereunder) to be registered under the Securities Act in accordance with the terms of this paragraph 6.2. All expenses of such registrations and offerings and the reasonable fees and expenses of not more than one independent counsel for the Holders shall be borne by the Company except that the Holders shall bear underwriting commissions and transfer taxes of shares being sold by the Holders. The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed sixty (60) days during any twelve month period, if the Company has been advised by legal counsel, which counsel shall be acceptable to the Holders of Registrable Securities, that such filing would require the disclosure of a material transaction or other matter and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall not be required to cause a registration statement requested pursuant to this paragraph 6.2 to become effective prior to ninety
(90) days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Holders of Registrable Securities to the effect that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following such 90-day period if the request pursuant to this paragraph 6.2 has been made prior to the expiration of such 90-day period.

     6.3  Form S-3. If the Company becomes eligible to use Form S-3 under the
          --------
Securities Act or a comparable successor form, the Company shall use its best efforts to continue to qualify at all times for registration of its capital stock on Form S-3 or such successor form. One or more of the Holders shall have the right to request and have effected registrations of shares of Registrable Securities on Form S-3 or such successor form for a public offering of shares of Registrable Securities having an aggregate proposed offering price of not less than $250,000.00 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder or Holders). The Company shall give notice to all of the Holders of Registrable Securities of the receipt of a request for registration pursuant to this paragraph 6.3 and shall provide a reasonable opportunity for such Holders to participate in such a registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 or such successor form to the extent requested by the Holder or Holders thereof. If so requested by any Holder in connection with a registration under this paragraph 6.3, the Company shall take such steps as are required to register such Holder's Registrable Securities for sale on a delayed or continuous basis under Rule 415, and to keep such registration effective until all of such Holder's Registrable Securities registered thereunder are sold. All expenses incurred in connection with a registration requested pursuant to this paragraph
6.3 and the reasonable fees and expenses of not more than one independent counsel for the Holders shall be borne by the Company, except that the Holders shall bear underwriting commissions and transfer taxes of shares being sold by the Holders. The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed 60 days, if the Company has been advised by legal counsel, which counsel shall be acceptable to the Holders of Registrable Securities, that such filing would require the disclosure of a material transaction or other factor and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall not be required to cause a registration statement requested pursuant to this paragraph 6.3 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Holders of Registrable Securities to the effect that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following such 90-day period if the request pursuant to this paragraph 6.3 has been made prior to the expiration of such 90-day period.

     6.4  Registrable Securities. For the purposes of this Section 6, the
          ----------------------
term "Registrable Securities" shall mean any shares of the Common Stock purchased by, or issued to, an M/C Investor prior to, at or after the Closing, including, without limitation, any shares of Common Stock issued to an M/C Investor pursuant to the Exchange Agreement, and including, without limitation, any shares of Common Stock issued or issuable with respect to any shares of Common Stock held by such M/C Investor by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

     6.5  Further Obligations of the Company. Whenever under the preceding
          ----------------------------------
paragraphs of this Section 6 the Company is required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

          (a) Use its best efforts to diligently prepare and file with the Commission a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the period necessary to complete the proposed public offering;

          (b) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of his Registrable Securities;

          (c) Enter into any reasonable underwriting agreement required by the proposed underwriter for the selling Holders, if any;

          (d) Use its best efforts to register or qualify the securities covered by said registration statement under the securities or "blue-sky" laws of such jurisdictions as any selling Holder may reasonably request, provided that the Company shall not be required to register or qualify the securities in any jurisdictions which require it to qualify to do business or subject itself to general service of process therein;

          (e) Immediately notify each selling Holder, at any time when a prospectus relating to his Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Holder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

          (f) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

          (g) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, in each case as soon as practicable an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act; and

          (h) Obtain and furnish to each selling Holder, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request.

     6.6  Indemnification; Contribution.
          -----------------------------

          (a)  Incident to any registration statement referred to in this
Section 6, and subject to applicable law, the Company will indemnify and hold harmless each underwriter, each Holder of Registrable Securities (including its respective directors, officers, employees and agents) so registered, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or "blue-sky" laws or any rule or regulation thereunder in connection with such registration, provided that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Holder or controlling person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Holder expressly for use in such registration statement, such Holder will indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder of Registrable Securities (including its respective directors, officers, employees and agents) so registered, and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence. In no event, however, shall the liability of a Holder for indemnification under this subparagraph 6.6(a) exceed the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which is being sold by such Holder or (ii) the proceeds received by such Holder from its sale of Registrable Securities under such registration statement.

          (b) If the indemnification provided for in subparagraph 6.6(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this paragraph 6.6, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the selling Holders and the underwriters shall be deemed to be in the same respective proportions as the net proceeds from the offering (before deducting expenses) received by the Company and the selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company, the selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the selling Holders or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this subparagraph 6.6(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence. In no event, however, shall a Holder be required to contribute any amount under this subparagraph 6.6(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which is being sold by such Holder or (ii) the proceeds received by such Holder from its sale of Registrable Securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (c) The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this paragraph 6.6 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The indemnification and contribution provided for in this paragraph 6.6 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

     6.7  Rule 144 Requirements. If the Company becomes subject to the reporting
          ---------------------
requirements of either Section 13 or 15(d) of the Exchange Act, the Company will use its best efforts to file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). The Company shall furnish to any Holder of Registrable Securities upon request a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules.

     6.8  Transfer of Registration Rights. The registration rights of the
          -------------------------------
Holders under this Section 6 may be transferred to any transferee of Registrable Securities (a) who is a Holder, (b) who is an affiliate, as that term is defined in the Investment Company Act of 1940, as amended, of a Holder (including a partner of a Holder), (c) who acquires from a Holder at least five percent (5%) of the outstanding shares of Common Stock of the Company, or such lesser amount as represents all of the shares of Common Stock then held by the transferring Holder; provided, however, that the transferee of all such lesser amount of
        --------  -------
shares is a single entity, or (d) who is a stockholder, partner or other investor in a Holder which is an investment fund and who receives the shares of Common Stock as a distribution from such Holder. Each such transferee shall be deemed to be a "Holder" for purposes of this Section 6.

SECTION 7. GENERAL
           -------

     7.1   Amendments, Waivers and Consents. For the purposes of this Agreement
           --------------------------------
and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and any Investor and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that
                                                   --------  -------
except as otherwise provided herein or therein, changes in or additions to, and any consents required by, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a consent or consents in writing signed by the holders of a majority of the Series A Preferred Shares (unless the effect of such consent or consents would be to have a disproportionately adverse effect on any Investor, in which case the consent of such Investor shall be required), and (in the case of any such change or addition) the Company. Any amendment or waiver effected in accordance with this paragraph 7.1 shall be binding upon each Investor and each future holder of all such securities and the Company.

     7.2   Survival of Covenants; Assignability of Rights. All covenants,
           ----------------------------------------------
agreements, representations and warranties of the Company made herein and to be performed prior to or at the Closing and in the certificates, lists, exhibits, schedules or other written information delivered or furnished by or on behalf of the Company to any Investor in connection herewith shall be deemed material and to have been relied upon by such Investor, and, except as otherwise provided in this Agreement, shall survive the delivery of the Shares and shall bind the Company's successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to transferees of the Securities, whether so expressed or not.

     7.3   Governing Law. This Agreement shall be deemed to be a contract made
           -------------
under, and shall be construed in accordance with, the laws of The Commonwealth of Massachusetts.

     7.4   Section Headings. The descriptive headings in this Agreement have
           ----------------
been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

     7.5   Counterparts. This Agreement may be executed simultaneously in any
           ------------
number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

         7.6   Notices and Demands. Any notice or demand which, by any provision
               -------------------
of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered or three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses: if to the Company, at its address as shown on the signature page hereof, or at any other address designated by the Company to each of the Investors in writing; if to an Investor, at such Investor's mailing address as shown on Exhibit A hereto, or at any other address designated by such Investor to the Company and the other Investors in writing; and if to an assignee of an Investor, at its address as designated to the Company and the other Investors in writing.

         7.7   Severability. Whenever possible, each provision of this Agreement
               ------------
shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

         7.8   Expenses. The Company shall pay all costs and expenses that it
               --------
incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto. The Company shall also pay all costs and expenses that incurred by the Investors with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto, and upon and after the Closing pursuant to this Agreement, the Company shall reimburse the Investors for reasonable legal fees for the counsel for the Investors incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto, plus reasonable expenses and disbursements of such counsel.

         7.9   Integration. This Agreement, including the exhibits, schedules,
               -----------
documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         7.10  Dispute Resolution. Any dispute arising out of or relating to
               ------------------
this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S)1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

     Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

          (a) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

          (b)  no other discovery;

          (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place in one or two days at a maximum; and

          (d) decision to be rendered not later than ten (10) days following such hearings.

     Each of the parties hereto (a) hereby unconditionally and irrevocably submits to the jurisdiction of the United States District Court for the District of Massachusetts, for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

     Notwithstanding the foregoing, it is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

                                 [End of Text]

         IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as a sealed instrument as of the day and year first above written.

                                          COMPANY:

                                          VOYAGER HOLDINGS, INC.


                                          By: /s/ Christopher Torto
                                             --------------------------------
                                              Name:  Christopher Torto
                                              Title: Chief Executive Officer

                                              4660 S. Hagadorn Road
                                              Suite 320
                                              East Lansing, Michigan 48823

                                          M/C INVESTORS:

                                          MEDIA/COMMUNICATIONS
                                          PARTNERS II LIMITED PARTNERSHIP

                                          By: M/CP II Limited Partnership

                                          By: M/CP II General Partner-H, Inc.,
                                              a General Partner


                                          By: /s/ John G. Hayes
                                             --------------------------------
                                              John G. Hayes, President


                                          MEDIA/COMMUNICATIONS
                                          INVESTORS LIMITED PARTNERSHIP



                                          By: /s/ John G. Hayes
                                             --------------------------------
                                              John G. Hayes, Attorney-in-Fact

                                          MANAGEMENT INVESTORS:


                                          /s/ Glenn Friedly
                                          ------------------------------
                                          Glenn Friedly


                                          /s/ Alan Baird
                                          ------------------------------
                                          Alan Baird


                                          /s/ Michael Heinze
                                          ------------------------------
                                          Michael Heinze

                                   EXHIBIT A
                                   ---------

       (1)                                  (2)            (3)              (4)            (5)            (6)            (7)
                                                                                                      Number of        Number
                                        Principal       Accrued                        Number of      Series A           of
                                        Amount of       Interest                        Common        Preferred       Exchange
Name and Address                          Notes         on Notes           Cash         Shares         Shares          Shares
----------------                       -----------      --------           ----        ---------      ---------       --------
 M/C INVESTORS:

 Media/Communications Partners II
  Limited Partnership                  $ 2,716,000      $ 31,550       $  517,333.33     349,184        32,647

 Media/Communications Investors
  Limited Partnership                       84,000           976           16,000.00      10,816         1,010

 MANAGEMENT INVESTORS:

 Glenn Friedly                                                            518,666.67                     5,187          778,000

 Alan Baird                                                                74,000.00                       740          111,000

 Michael Heinze                                                            74,000.00                       740          111,000
                                       -----------      --------       -------------     -------        ------        ---------

      Total                            $ 2,800,000      $ 32,526       $1,200,000.00     360,000        40,324        1,000,000